Exhibit 10.4

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

(Outside Director – 2016 Grant)

Littelfuse, Inc. (“Littelfuse”) hereby grants you a nonqualified option to purchase shares of Littelfuse common stock through the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and restrictions as described herein (the “Option”).

Participant (“you”):             {Name}

Date of Grant:                       April 22, 2016

Option Expiration Date:      7 years from Date of Grant

Number of Shares subject to Option:        {No. Options}

Option Exercise Price (per Share):              ${Amount}

Vesting Schedule: You may exercise your Option to purchase shares during the period beginning on the date you “vest” in your Option and continuing until your Option expires or is otherwise forfeited (subject to certain insider trading policy restrictions). The vesting and forfeiture provisions that apply to your Option are described in detail in Sections 11 and 18.6 of the Plan and the attached Terms and Conditions. In general, subject to certain accelerated vesting and forfeiture provisions described below, so long as you have not previously ceased being a member of the Board of Directors of Littelfuse (“Board”), your Option will vest and become exercisable (in whole shares) as follows:

Vesting Date	Number of Shares Vesting
1st anniversary of Date of Grant	33 1/3%
2nd anniversary of Date of Grant	33 1/3%
3rd anniversary of Date of Grant	33 1/3%

Effect of Termination of Board Membership: If your membership on the Board terminates before a vesting date, you will forfeit the unvested portion of your Option and the vested portion of your Option will remain exercisable for 3 months following the termination of your membership (or your Option Expiration Date, if sooner), unless:

●	you terminate because you become “Disabled” or die,
●	your termination occurs after you have served as a member on the Board for at least 5 years (other than by removal from the Board for cause, as determined by the Board), or
●	there is a sale of Littelfuse stock or assets that qualifies as a “Change in Control” under the Plan,

in which case the unvested portion of your Option shall become immediately vested and your Option will remain exercisable as described in the Terms and Conditions.

If your termination is due to cause (as determined by the Board), your entire unexercised Option will expire on your date of termination, regardless of its vesting.

Additional Terms: Your rights and duties and those of Littelfuse under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

No amount of common stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other benefit plan or program of Littelfuse or its affiliates, except as specifically provided in such plan or program. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. Vesting ceases when your membership on the Board of Littelfuse terminates. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of Delaware. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of Chicago, State of Illinois, United States.

Questions: If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document, or contact our Chief Legal Officer.

LITTELFUSE, INC.

/s/ Gordon Hunter

Gordon Hunter

Chairman, President & CEO

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

STOCK OPTION TERMS AND CONDITIONS

(Outside Director)

This document is intended to provide you some background on the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the nonqualified option to purchase shares of Littelfuse common stock (the “Option”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and “Littelfuse” are intended to refer to Littelfuse, Inc.

Background

1. What is the value of my Option?

The value of your Option to you is the difference between the “purchase price” (as described below in Question 6) and the market price for the shares of Littelfuse common stock covered by your Option.

Under current United States tax laws, you will be taxed on the difference between the “purchase price” and the market price at the time you exercise the Option. We recommend that you consult your personal tax advisor to discuss your own potential tax consequences prior to exercising your Option.

Note that no amount of common stock received by you pursuant to your award will be considered compensation for purposes of any pension, retirement, insurance or any other employee benefit plan of Littelfuse or any of its subsidiaries or affiliates.

2. Who keeps track of my Option grant and vesting?

We have hired the financial services firm of Merrill Lynch to provide you with an on-line program to track the vesting, value and exercise of your Option, related tax withholding (if any), and handle certain related stock transactions.

Terms and Conditions

3. When may I exercise my Option?

Since all of our Board members are subject to the Littelfuse, Inc. Insider Trading Policy, you will only be allowed to exercise the vested portion of your Option (or conduct any trading of Littelfuse common stock) during a period when the trading window is open and with advance approval (see the Littelfuse, Inc. Insider Trading Policy for more details).

During the period when the trading window is open and with proper advance approval, you can exercise all or a portion of your Option to purchase our common stock on or after the Option’s vesting date and prior to the Option’s expiration date. Generally, 33 1/3% of your Option will vest (in whole shares) on each anniversary of your date of grant, as described in your Award Agreement.

If your membership on the Board terminates before a vesting date for reasons other than your death, “Disability” (as defined in the Plan) or cause, and your termination occurs before you have completed 5 years of service on the Board, you will forfeit the unvested portion of your Option. If your membership on our Board terminates because of your death or “Disability”, or without cause after you have completed 5 years of service on the Board, or there is a Change in Control (as defined in the Plan), the unvested portion of your Option will become immediately vested.

If your termination from membership on our Board is for cause (as determined by the Board), your entire unexercised Option will expire on your date of termination, regardless of its vesting.

The Committee may, in its sole discretion, choose to accelerate or extend the vesting of awards in special circumstances.

If you are subject to the Littelfuse insider trading policy, your ability to exercise your Option may be suspended or delayed until a window period is available under the policy.

You can not exercise your Options after they expire, as described in Question 4 below.

4. When does my Option expire?

Your Option normally expires and is no longer exercisable on the 7th anniversary of the date it was granted to you. Your Option may expire on an earlier date if your membership on the Board terminates, as follows:

Reason for Termination	Expiration Date

Death	12 months after your date of death

After 5 years of service (and other than for cause)	12 months after your date of termination

Cause (as determined by the Board)	Date of termination

All other reasons, including Disability	3 months after your date of termination

The Committee may, in its sole discretion, extend the period in which an Option may be exercised in special circumstances, subject to the provisions of the Plan and to the extent permitted by applicable law.

5. How do I exercise my Option?

You may exercise all or any portion of your Option by delivering a written Pre-Clearance Request Form to our Chief Legal Officer not more than 30 calendar days and not less than 10 calendar days prior to your desired exercise date. You can obtain the Pre-Clearance Request from the office of our Chief Legal Officer. In addition, you must contact Merrill-Lynch at 1-847-564-7221 or 1-847-564-7230 to exercise your Option and/or conduct any trading of Littelfuse common stock and they will provide you with further instructions.

Your notices and other communications under your Option must be in writing and are deemed to have been given only if personally delivered or sent by registered or certified United States mail (return receipt requested, postage prepaid), addressed to:

personal delivery or mail:	Littelfuse, Inc.,
Attn: Chief Legal Officer
8755 W. Higgins Road, O’Hare Plaza, Suite 500
Chicago, IL 60631

We may change these addresses by providing you a written notice.

Upon receipt of a properly completed Pre-Clearance Request Form and full payment of the exercise price, we will issue the shares of common stock purchased (either electronically or in certificate form, as we determine).

6. What is the exercise price of the stock that I may purchase under my Option?

The exercise price (the “purchase price”) that you must pay for each share of common stock that you elect to purchase under your Option is the closing price for the common stock on your date of grant. This price is set forth on your Award Agreement.

As a general rule, you must pay the exercise price in cash or by certified check, or by delivering irrevocable instructions to Merrill Lynch, as your broker, to sell enough shares to pay to us the exercise price and to pay to Merrill Lynch any related broker’s fees.

7. Are taxes withheld when I exercise my Option?

Generally, no. Because you are not an employee, we are not required under current tax laws to withhold taxes from any payment to you. You will be responsible for any taxes due. If in the future tax withholding is required, we will have the right to require cash payment, retain shares and/or make deductions from other payments due to you to satisfy these requirements.

Please note that we make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your Option. Please consult your personal tax advisor for advice on your own particular situation.

8. What are my rights as a stockholder?

You have no rights as a stockholder until we issue shares of common stock to you upon exercise of your Option. This means that you will not receive any dividends, distributions or other rights on or with respect to shares of common stock for which the record date is prior to our issuance of the common stock to you (except as the Plan otherwise provides).

9. Are there restrictions on the transfer of my Option and shares of stock?

You may not transfer your Option, and no other person may exercise your Option, except upon your “Disability” (as defined in the Plan) or death. If you suffer a “Disability,” your legal representative can act on your behalf. If you die, your beneficiary or the personal representative of your estate can act on your behalf. Once you receive any share of common stock, you will normally be entitled to all rights of ownership to such share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

10. How do I designate my beneficiary or beneficiaries?

Enclosed with your award materials is a Beneficiary Designation Form. You must file the completed form with our Chief Legal Officer. Each time you file a Beneficiary Designation Form, any previously-filed Beneficiary Designation Forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single Beneficiary Designation Form (including attachments, if necessary). If you do not file a beneficiary designation form, benefits remaining unpaid at your death will be paid to your estate.

11. Are there restrictions on the delivery and sale of shares of stock?

Shares of common stock issued to you upon the exercise of your Option are subject to federal securities laws. In some cases, foreign, state or local securities laws may also apply. If the Committee determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of your shares until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue any shares of common stock to you.

12. Does the receipt of my Option guarantee continued service on the Board?

No. Neither the establishment of the Plan, your award of an Option, nor the issuance of shares of common stock on exercise of your Option, gives you the right to continued membership on our Board or other service with Littelfuse.

13. What events can trigger the forfeiture of my Option?

Except as may otherwise be provided in your Award Agreement or these Terms and Conditions, your unvested Option will normally be cancelled and forfeited upon the termination of your membership on the Board. The Committee may, in its sole discretion, extend the vesting and/or exercise period of your award or accelerate the vesting of your award as provided in the Plan and applicable law.

14. What documents govern my Option?

The Plan, the Award Agreement, and these Terms and Conditions express the entire understanding of you and Littelfuse with respect to your Option. In the event of any conflict between these documents, the terms of the Plan will always govern. You should also never rely on any oral description of the Plan, your Award Agreement or your Option because the written terms of the Plan will always govern. The Committee (or its delegate) has the authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.